Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

dated as of June 12, 2006

between

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

and

TEXAS REGIONAL BANCSHARES, INC.

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS; INTERPRETATION

1.01.      DEFINITIONS

1.02.      INTERPRETATION

ARTICLE II

THE MERGER

2.01.      THE MERGER

2.02.      CLOSING

2.03.      ARTICLES OF MERGER AND EFFECTIVE TIME

2.04.      EFFECTS OF THE MERGER

2.05.      ARTICLES OF INCORPORATION AND BY-LAWS

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01.      CONSIDERATION

3.02.      CANCELLATION OF SHARES; STOCK TRANSFERS

3.03.      MERGER SUB STOCK

3.04.      EXCHANGE PROCEDURES

3.05.      STOCK OPTIONS

3.06.      DISSENTING SHARES

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

4.01.      FORBEARANCES OF TRBI

4.02.      FORBEARANCES OF BBVA

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01.      DISCLOSURE SCHEDULES

5.02.      STANDARD

5.03.      REPRESENTATIONS AND WARRANTIES OF TRBI

5.04.      REPRESENTATIONS AND WARRANTIES OF BBVA

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ARTICLE VI

COVENANTS

6.01.      REASONABLE BEST EFFORTS

6.02.      SHAREHOLDER APPROVAL

6.03.      PROXY STATEMENT

6.04.      PRESS RELEASES

6.05.      ACCESS; INFORMATION

6.06.      ACQUISITION PROPOSALS

6.07.      TAKEOVER LAWS AND PROVISIONS

6.08.      REGULATORY APPLICATIONS; THIRD-PARTY CONSENTS

6.09.      NO RIGHTS TRIGGERED

6.10.      FUNDS

6.11.      INDEMNIFICATION

6.12.      EMPLOYEE MATTERS

6.13.      NOTIFICATION OF CERTAIN MATTERS

6.14.      CERTAIN MODIFICATIONS

6.15.      FORMATION OF MERGER SUB

ARTICLE VII

CONDITIONS TO THE MERGER

7.01.      CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

7.02.      CONDITIONS TO TRBI’S OBLIGATION

7.03.      CONDITIONS TO BBVA’S OBLIGATION

ARTICLE VIII

TERMINATION

8.01.      TERMINATION

8.02.      EFFECT OF TERMINATION AND ABANDONMENT

8.03.      TERMINATION FEE

ARTICLE IX

MISCELLANEOUS

9.01.      SURVIVAL

9.02.      WAIVER; AMENDMENT

9.03.      COUNTERPARTS

9.04.      GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM

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9.05.      EXPENSES

9.06.      NOTICES

9.07.      ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES

9.08.      ASSIGNMENT

9.09.      WAIVER OF JURY TRIAL

9.10.      SEVERABILITY

9.11.      ALTERNATIVE STRUCTURE

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AGREEMENT AND PLAN OF MERGER, dated as of June 12, 2006 (this “Agreement”), between Banco Bilbao Vizcaya Argentaria, S.A., a private-law entity organized under the laws of the Kingdom of Spain (“BBVA”), and Texas Regional Bancshares, Inc., a Texas corporation (“TRBI”).

RECITALS

A.            The Proposed Transaction. The parties intend to effect a strategic business combination through the merger of a wholly-owned subsidiary of BBVA to be organized under the laws of Texas (“Merger Sub”), with and into TRBI (the “Merger”), with TRBI the surviving corporation (the “Surviving Corporation”).

B.            Board Determinations. The relevant corporate bodies of BBVA and the board of directors of TRBI have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective stockholders and, therefore, have approved the Merger and this Agreement.

C.            Voting Agreements. As an inducement to and condition of BBVA’s willingness to enter into this Agreement, each of Paul S. Moxley, Glen E. Roney and Walter Umphrey entered (each in his capacity as a stockholder of TRBI) into a voting and support agreement (the “Voting Agreements”), the form of which is attached hereto as Annex 1. The Voting Agreements were entered into immediately prior to the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, BBVA and TRBI agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.01.        Definitions. This Agreement uses the following definitions:

“401(k) Plan” means the Southeast Texas Bancshares Inc. 401(k) Plan.

 “Acquisition Proposal” means a tender or exchange offer to acquire more than 15% of the voting power in TRBI or any of its Significant Subsidiaries, a proposal for a merger, consolidation or other business combination involving TRBI or any of its Significant Subsidiaries or any other proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, TRBI or any of its Significant Subsidiaries, other than the transactions contemplated hereby.

“Acquisition Transaction” means (a) a merger or consolidation, or any similar transaction, involving TRBI or any of its Subsidiaries, provided, however, that in no event shall any merger, consolidation or similar transaction involving only TRBI and one or more of its Subsidiaries or involving only any two or more of such Subsidiaries, if such transaction is not otherwise in violation of the terms of this Agreement, be deemed to be an Acquisition Transaction, (b) a purchase, lease or other acquisition of twenty-five percent (25%) or more of the assets, deposits or business operations of TRBI or any of its Subsidiaries, or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing fifteen percent (15%) or more of the voting power of TRBI or any of its Subsidiaries.

“Agreement” has the meaning assigned in the Preamble.

“Articles of Merger” has the meaning assigned in Section 2.03.

 “BHC Act” means the Bank Holding Company Act of 1956.

“Benefit Arrangement” means, with respect to TRBI, each of the following (a) under which any Employee or any of the current or former directors of it or any of its Subsidiaries has any present or future right to compensation or other benefits, (b) that is sponsored or maintained by it or its Subsidiaries, or (c) under which it or its Subsidiaries has had or has any present or future liability:  each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, severance, change-in-control, fringe benefit, bonus, incentive, deferred compensation, paid time off benefits and other employee benefit plan, agreement, program, policy or other arrangement (with respect to any of preceding, whether or not subject to ERISA); provided that no Employment Agreement shall be deemed a Benefit Arrangement.

“BBVA” has the meaning assigned in the preamble to this Agreement.

“BBVA Board” means the Board of Directors of BBVA.

“BBVA Subsidiary” has the meaning assigned in Section 8.03(a).

“Chosen Courts” has the meaning assigned in Section 9.04.

“Closing” has the meaning assigned in Section 2.02.

“Closing Date” has the meaning assigned in Section 2.02.

“Confidentiality Agreement” has the meaning assigned in Section 6.05(b).

“Constituent Documents” means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

“Contract” means, with respect to any person, any agreement, arrangement, indenture, undertaking, debt instrument, contract, lease, understanding or other commitment, whether oral or in writing, to which such person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

“Costs” has the meaning assigned in Section 6.11(a).

“Covered Employees” has the meaning assigned in Section 6.12(a).

“CRA” has the meaning assigned in Section 5.03(j).

“Disclosure Schedule” has the meaning assigned in Section 5.01.

“Dissenting Shares” has the meaning assigned in Section 3.06.

“Effective Time” has the meaning assigned in Section 2.03.

“Employees” means current and former employees of TRBI or any of its Subsidiaries, as the context requires.

“Employment Agreement” means any individual employment, collective bargaining, consulting, severance and change-in-control agreement under which TRBI or any of its Subsidiaries has any present or future liability.

“Environmental Law” means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any foreign, federal, state, local, and any other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, or protection of human health and safety or of the environment, as in effect on or prior to the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” has the meaning assigned in Section 5.03(l).

“ESOP” means TRBI’s Employee Stock Ownership Plan (with 401(k) provisions).

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder.

“Exchange Agent” has the meaning assigned in Section 3.04(a).

“Exchange Fund” has the meaning assigned in Section 3.04(a).

“Extensions of Credit” has the meaning assigned in Section 5.03(w).

“Fee Payment Event” has the meaning assigned in Section 8.03(a).

“Fee Termination Event” has the meaning assigned in Section 8.03(e).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority, and including any bank regulatory authority.

“Indemnified Party” has the meaning assigned in Section 6.11(a).

“Intellectual Property” has the meaning assigned in Section 5.03(z).

“Interest Rate Instruments” has the meaning assigned in Section 5.03(x).

“IT Assets” has the meaning assigned in Section 5.03(z).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance of any nature whatsoever.

“Loan” means loans, other extensions of credit (including in the form of leases or guarantees), commitments to extend credit and other similar assets.

“Material Adverse Effect” means, with respect to BBVA or TRBI, any effect that

(a)           is, individually or taken together with other effects, material and adverse to the financial position, results of operations, stockholders’ equity, operations or business of BBVA and its Subsidiaries, taken as a whole, or TRBI and its Subsidiaries, taken as a whole, respectively, excluding (but with respect to each of clause (1), (2) or (3), only to the extent that the effect of a change on it is not materially different than on comparable banking or financial services organizations) the impact of (1) changes in banking and other laws of general applicability or changes in the interpretation thereof by Governmental Authorities, (2) in the case of TRBI, changes in GAAP or regulatory accounting requirements applicable to U.S. banking organizations generally, (3) changes in general economic conditions affecting banking organizations generally; (4) actions or omissions of a party to this Agreement required by this Agreement or taken upon the request of the other party to this Agreement, in contemplation of the transactions contemplated hereby; and (5) modifications or changes to valuation policies and practices required pursuant to Section 6.14; or

(b)           would materially impair the ability of BBVA or TRBI, respectively, to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Material Interest” has the meaning assigned in the definition of “TRBI Related Person”.

“Materials of Environmental Concern” means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including without limitation those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under Environmental Law.

“Merger” has the meaning assigned in the Recitals.

“Merger Sub” has the meaning assigned in the Recitals.

“NASDAQ” means The Nasdaq Stock Market, Inc.

“OCC” has the meaning assigned in Section 5.03(j).

“Old Certificates” has the meaning assigned in Section 3.04(a).

“Other Persons” has the meaning assigned in Section 6.06(a).

“party” means BBVA, TRBI or Merger Sub (when it becomes a party hereto).

“Pension Plan” has the meaning assigned in Section 5.03(l).

“Per Share Amount” has the meaning assigned in Section 3.01.

“person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” means information set forth by a party in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the section of this Agreement in question).

“Proxy Statement” has the meaning assigned in Section 6.03(a).

“Regulatory Filings” has the meaning assigned in Section 5.03(g).

“Representatives” means, with respect to any person, such person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Requisite Regulatory Approvals” has the meaning assigned in Section 6.08(a).

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder.

“Scheduled Intellectual Property” has the meaning assigned in Section 5.03(z).

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State (TX)” means the Secretary of State of the State of Texas.

“Securities Act” means the Securities Act of 1933 and the rules and regulations thereunder.

“Significant Subsidiary” has the meaning assigned in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Subsidiary” includes either a “subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated by the SEC or a “subsidiary” as defined in Sections 225.2(o) of Title Twelve of the Code of Federal Regulations.

“Superior Proposal” means a bona fide written Acquisition Proposal which the TRBI Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (1) after receiving the advice of its financial advisors (which shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “25% or more”.

“Surviving Corporation” has the meaning assigned in the Recitals.

“TAC” has the meaning assigned in Section 5.03(f).

“Takeover Laws” has the meaning assigned in Section 5.03(o).

“Takeover Provisions” has the meaning assigned in Section 5.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever (whether federal, state, local, or foreign), together with any interest and any penalties, additions to tax with respect thereto and with respect to any information reporting requirements imposed by the Code or any similar provision of foreign, state or local law and any interest in respect of such additions or penalties, or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Time.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“TBCA” means the Texas Business Corporation Act.

“TFC” has the meaning assigned in Section 5.03(f).

“Third-Party Consents” has the meaning assigned in Section 6.08(a).

“Trade Secrets” has the meaning assigned in Section 5.03(z).

“TRBI” has the meaning assigned in the preamble to this Agreement.

“TRBI Board” means the Board of Directors of TRBI.

“TRBI Common Stock” means the Class BBVA voting common stock, par value $1.00 per share, of TRBI.

“TRBI Meeting” has the meaning assigned in Section 6.02.

“TRBI Preferred Stock” means the preferred stock, par value $1.00 per share, of TRBI.

“TRBI Related Person” means any person (or family member of such person) (1) that directly or indirectly controls TRBI, (2) that serves as a director, officer, employee, partner, member, executor, or trustee of TRBI or any of its affiliates or Subsidiaries (or in any other similar capacity), (3) that has, or is a member of a group having, direct or indirect beneficial ownership of voting securities or other voting interests representing at least five (5) percent of the outstanding voting power or equity securities or other equity interests representing at least five (5) percent of the outstanding equity interests (a “Material Interest”) in TRBI or any of its affiliates or (4) in which any person (or family member of such person) that falls under (1), (2) or (3) above directly or indirectly holds a Material Interest or serves as a director, officer, employee, partner, member, executor, or trustee (or in any other similar capacity).

“TRBI Stock Option” has the meaning assigned in Section 3.05.

“TRBI Stock Plans” means Texas Regional Bancshares Inc. 2006 Incentive Plan, Texas Regional Bancshares Inc. 2005 Nonstatutory Stock Option Plan, Texas Regional Bancshares Inc. 2005 Incentive Stock Option Plan, Texas Regional Bancshares Inc. 2004 Nonstatutory Stock Option Plan, Texas Regional Bancshares Inc. 2004 Incentive Stock Option Plan, Texas Regional Bancshares Inc. 2002 Nonstatutory Stock Option Plan, Texas Regional Bancshares Inc. 2002 Incentive Stock Option Plan, Texas Regional Bancshares Inc. 2000 Incentive Stock Option Plan, Texas Regional Bancshares Inc. 1997 Nonstatutory Stock Option Plan, Texas Regional Bancshares Inc. 1997 Incentive Stock Option Plan, and Texas Regional Bancshares Inc. 1995 Nonstatutory Stock Option Plan.

“TSB” means Texas State Bank.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001.

“Voting Agreements” has the meaning assigned in the Recitals.

1.02.        Interpretation. (a)  In this Agreement, except as context may otherwise require, references:

(1)           to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement;

(2)           to this Agreement are to this Agreement, and the Annexes and Schedules to it, taken as a whole;

(3)           to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation include any successor to the section;

(4)           to the “transactions contemplated hereby” includes the transactions provided for in this Agreement and the Annexes to it (including, to avoid doubt, the Voting Agreements); and

(5)           to any Governmental Authority include any successor to that Governmental Authority; and

(6)           to the date of this Agreement are to June 12, 2006.

(b)           The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(c)           The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation.”

(d)           The words “herein”, “hereof” or “hereunder”, and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(e)           This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

(f)            No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable law (including statutory and common law), rule or regulation.

ARTICLE II

THE MERGER

2.01.        The Merger. Upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into TRBI at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub will terminate. TRBI will be the Surviving Corporation, and will continue its corporate existence under the laws of the State of Texas.

2.02.        Closing. The closing of the Merger (the “Closing”) will take place in the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 10:00 a.m. on the third business day (unless the parties agree to another time or date) after satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the “Closing Date”).

2.03.        Articles of Merger and Effective Time. Articles of merger (the “Articles of Merger”) shall be executed by the parties in accordance with all appropriate legal requirements and shall be filed as required by law to effect the Merger. The Merger will become effective when the Articles of Merger are filed in the office of the Secretary of State (TX) and a certificate of Merger is issued by the office of the Secretary of State (TX) pursuant to Article 5.05 of the TBCA, or at such later date or time as BBVA and TRBI agree and specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

2.04.        Effects of the Merger. The Merger will have the effects prescribed by the TBCA and other applicable law.

2.05.        Articles of Incorporation and By-laws. (a)  The TRBI articles of incorporation, as in effect immediately before the Effective Time, will be the articles of incorporation of the Surviving Corporation as of the Effective Time.

(b)           The TRBI by-laws, as in effect immediately before the Effective Time, will be the by-laws of the Surviving Corporation as of the Effective Time.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01.        Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of TRBI Stock or Merger Sub Stock, each share of TRBI Common Stock outstanding immediately prior to the Effective Time, except for Dissenting Shares for which the right to dissent has been perfected, has not been withdrawn and which has not otherwise been lost, will be converted into an amount in cash, without interest, equal to $38.90 (the “Per Share Amount”); provided that each share of TRBI Common Stock beneficially owned by BBVA (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in TRBI’s treasury will be canceled and no amount of cash or other consideration will be paid in exchange therefor.

3.02.        Cancellation of Shares; Stock Transfers. At the Effective Time, the shares of TRBI Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist. Certificates that represented TRBI Common Stock before the Effective Time will be deemed for all purposes to represent only, and holders of TRBI Common Stock will have no rights as shareholders of TRBI other than, the right to receive, without interest, (A) any then unpaid dividend or other distribution with respect to such TRBI Common Stock having a record date before the Effective Time and (B) the cash consideration provided for in Section 3.01. After the Effective Time, there will be no transfers of shares of TRBI Common Stock on the stock transfer books of the TRBI or the Surviving Corporation, and shares of TRBI Common Stock presented to the Surviving Corporation or BBVA for any reason will be canceled and exchanged in accordance with this Article III.

3.03.        Merger Sub Stock. Each share of Merger Sub Stock outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

3.04.        Exchange Procedures. (a)  Immediately prior to the Effective Time, BBVA will deposit with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to TRBI (in such capacity, the “Exchange Agent”), for the benefit of the holders of certificates formerly representing shares of TRBI Common Stock (“Old Certificates”), cash payable pursuant to Section 3.01 (the “Exchange Fund”).

(b)           As soon as practicable after the Effective Time, but in no event later than five (5) business days thereafter, BBVA will cause the Exchange Agent to send to each person who was a record holder of TRBI Common Stock immediately before the Effective Time transmittal materials for exchanging Old Certificates. If practicable, BBVA shall make available such transmittal materials to TRBI prior to the Effective Time. Upon surrender of an Old Certificate for cancellation to the Exchange Agent together with the transmittal materials, duly executed, and such other documents as the Exchange Agent may reasonably require (including customary indemnity if any of such certificates are lost, stolen, or destroyed), the holder of such Old Certificate shall be entitled to receive in exchange therefor a check representing the cash payable pursuant to Section 3.01, which shall be paid as soon as reasonably practicable, and in any event within five (5) business days of the later of the receipt of such materials or the Effective Time. No interest will be paid on any such cash or other consideration deliverable pursuant to this Article III upon surrender of Old Certificates. At the twelve-month anniversary of the Effective Time, any portion of the Exchange

Fund remaining in the possession of the Exchange Agent (together with any dividends or earnings in respect thereof) shall be returned to BBVA. Any former holders of TRBI Common Stock who have not theretofore exchanged their Old Certificates for the Per Share Amount pursuant to this Article III shall thereafter be entitled only to look exclusively to BBVA, and only as general unsecured creditors thereof, for payment of any Per Share Amount which they are entitled to receive upon exchange of their Old Certificates pursuant to this Article III, without any interest thereon.

(c)           None of BBVA, Merger Sub, TRBI and the Exchange Agent will be liable to any former holder of TRBI Common Stock for any cash from the Exchange Fund properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.05.        Stock Options. At the Effective Time, all outstanding and unexercised options to purchase shares of TRBI Common Stock (each, a “TRBI Stock Option”), whether vested or unvested, will cease to represent an option to purchase TRBI Common Stock and will be converted automatically into the right to receive in cash, without interest, as soon as reasonably practicable following the Effective Time, an amount equal to the product of (i) the excess of the Per Share Amount over the option exercise price and (ii) the number of shares of TRBI Common Stock subject to the option. Before the Effective Time, TRBI, or its Board of Directors or an appropriate committee thereof, shall take all action necessary (to the extent permissible under the provisions thereof and applicable law) on its part to give effect to the provisions of this Section 3.05 and shall take such other actions reasonably requested by BBVA to give effect to this Section 3.05.

3.06.        Dissenting Shares. Notwithstanding any other provision contained in this Agreement, shares of TRBI Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has not voted such shares in favor of the Merger and who has otherwise taken all of the steps required by Article 5.12 of the TBCA to properly exercise and perfect such shareholder’s dissenter’s rights (any such shares being referred to herein as “Dissenting Shares”) shall be deemed to have ceased to represent any interest in the Surviving Corporation as of the Effective Time and shall be entitled to those rights and remedies set forth in Articles 5.11, 5.12 and 5.13 of the TBCA; provided, however, that in the event that a shareholder of TRBI fails to perfect, withdraws or otherwise loses any such right or remedy granted by the TBCA, the shares of TRBI Common Stock held by such shareholder shall be converted into and represent only the right to receive the Per Share Amount specified in this Agreement. TRBI shall give BBVA (a) prompt notice of any notice or demand for appraisal or payment for shares of TRBI Common Stock received by TRBI and (b) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. TRBI shall not, without the prior written consent of BBVA, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demands.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

4.01.        Forbearances of TRBI. TRBI agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of BBVA (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

(a)           Ordinary Course. Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b)           Operations. Enter into any new line of business or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

(c)           Capital Stock. Other than pursuant to the terms of Rights Previously Disclosed and outstanding on the date of this Agreement, (1) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any Rights, or (2) permit any additional shares of its stock to become subject to new grants.

(d)           Dividends, Distributions, Repurchases. (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries, (B) absent extraordinary circumstances, regular quarterly dividends on its common stock, provided that any such dividend shall be at a rate per share equal to the rate paid by it during the fiscal quarter immediately preceding the date hereof and (C) in the event that the largest nonperforming loan relationship extended by TSB as of the date hereof is repaid in whole or in part or sold in whole or in part, and proceeds from such repayment or sale are received by TRBI before the Closing Date, a single special dividend to shareholders in a per-share amount equal to a fraction, the numerator of which shall be equal to one-half of the amount repaid on account of, or the sale price of, the loans constituting the loan relationship (calculated on an after-tax basis, utilizing TRBI’s overall tax rate for 2005), and the denominator of which shall be the number of shares of TRBI Common Stock outstanding as of the date of the dividend declaration, provided that the per-share special dividend amount provided above shall be rounded downwards to the nearest full cent, and provided, further, that such per-share special dividend amount shall not exceed $ 0.10, and that no such special dividend may be declared unless the repayment or sale proceeds are sufficient to provide for a per-share special dividend amount of $0.03 or more), or (2) directly or indirectly adjust, split, combine, redeem, reclassify, or purchase or otherwise acquire, any shares of its stock.

(e)           Dispositions. Sell, transfer, mortgage, lease, encumber or otherwise dispose of or permit the creation of any Lien (except for a Lien for Taxes not yet due and payable) in respect of, or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that (i) does not exceed $5,000,000 in any one transaction or any series of related transactions, or (ii) when taken together with all other such transactions, does not exceed $25,000,000.

(f)            Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(g)           Constituent Documents. Amend its Constituent Documents or the Constituent Documents (or similar governing documents) of any of its Subsidiaries.

(h)           Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements or the applicable requirements of any Governmental Authority.

(i)            Adverse Actions. Notwithstanding anything herein to the contrary, except as expressly contemplated by this Agreement and except as may be required by applicable law or regulation or the applicable requirements of any Governmental Authority, without the prior written consent of BBVA, take, or omit to take, any action that is reasonably likely to result in (A) any of TRBI’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (B) any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner.

(j)            TRBI Related Person Contracts. Enter into, terminate, amend, modify, renew or grant any consent or waiver under, or fail to enforce, any Contract with any TRBI Related Person or amend or modify in any material respect any of its existing Contracts with any TRBI Related Person; provided that this clause (j) shall not apply to any Loan made by TSB to any non-executive officer or non-management Employee of TRBI or its Subsidiaries in the ordinary course of business consistent with past practice.

(k)           Compensation; Etc. Hire new employees, grant any salary or wage increase, grant new equity-related awards or severance or termination payments or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action), except (1) to make changes that are required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (3) for hiring of employees or salary increases and normal adjustments in bonuses and incentive compensation in each case (A) in the ordinary course of business, (B) in accordance with past practice and (C) to the extent such adjustment does not impact any person receiving or entitled to receive in excess of $100,000 per year.

(l)            Benefit Arrangements. Enter into, establish, adopt, amend, modify (including by way of interpretation) or renew any Benefit Arrangement or any trust agreement (or similar arrangement) related thereto, take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, fund or in any other way secure the payment of compensation or benefits under any Benefit Arrangement, change the manner in which contributions to any Benefit Arrangement are made or determined, or add any new participants to any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except (1) as may be required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (3) amendments that do not increase benefits or result in increased administrative costs, or (4) benefits offered to employees who are hired in the ordinary course of business on terms and at compensation levels similar to terms and compensation levels applicable to TRBI’s employees generally.

(m)          Taxes. Make any material Tax election, change any method of Tax accounting or settle any material Tax claim.

(n)           Claims. (1) Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually and in the aggregate for all such settlements, not more than $500,000 and that would not reasonably be expected to establish an adverse precedent or basis for subsequent settlements or require material changes in business practices or (2) settle any proceeding before a Governmental Authority.

(o)           Commitments. Enter into any Contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02.        Forbearances of BBVA. Notwithstanding anything herein to the contrary, BBVA agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of TRBI, it will not, and will cause each of its Subsidiaries not to take, or omit to take, any action that is reasonably likely to result in (i) any of BBVA’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (ii) any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner, except as may be required by applicable law or regulation; provided, BBVA may make acquisitions, provided that such acquisitions do not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be materially more difficult to obtain.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01.        Disclosure Schedules. Before entry into this Agreement, TRBI delivered to BBVA a schedule (“Disclosure Schedule”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its covenants contained in Article IV; provided that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.

5.02.        Standard. For all purposes of this Agreement, no representation or warranty of TRBI or BBVA contained in Section 5.03 or Section 5.04 (other than the representations and warranties contained in Section 5.03(b), which shall be true in all material respects) will be deemed untrue, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or Section 5.04, has had or is reasonably likely to have a Material Adverse Effect with respect to TRBI or BBVA, as the case may be.

5.03.        Representations and Warranties of TRBI. Except as Previously Disclosed, TRBI hereby represents and warrants to BBVA, as set forth in the Disclosure Schedule delivered to BBVA by TRBI and as follows:

(a)           Organization, Standing and Authority. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b)           Capitalization. Its authorized capital stock consists of 100,000,000 shares of TRBI Common Stock and 10,000,000 shares of TRBI Preferred Stock. As of June 6, 2006, no more than 54,778,082 shares of TRBI Common Stock were outstanding. The only shares of TRBI Common Stock issued between June 6, 2006 and the date hereof were issued as a result of the exercise of TRBI Stock Options. As of the date hereof, no shares of TRBI Preferred Stock are outstanding. As of the date of this Agreement, no more than 3,995,667 shares of TRBI Common Stock were reserved for issuance under the TRBI Stock Plans (of which no more than 2,261,095 were reserved for issuance in respect of awards outstanding as of such date). The outstanding shares of TRBI Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above and except for shares issuable pursuant to the TRBI Stock Plans, as of the date of this Agreement, there are no shares of TRBI Stock reserved for issuance, TRBI does not have any Rights outstanding with respect to TRBI Stock, and TRBI does not have any commitment to authorize, issue or sell any TRBI Stock or Rights, except pursuant to this Agreement, outstanding TRBI Stock Options and the TRBI Stock Plans. As of the date of this Agreement, TRBI has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of TRBI Stock, other than (i) as contemplated by this Agreement and (ii) as to registration with the SEC, any shares of TRBI Stock to be registered pursuant to the TRBI Stock Plans.

(c)           Subsidiaries. (1)  (A)  It owns, directly or indirectly, all the outstanding equity securities of each of its Subsidiaries free and clear of any Liens, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no Contracts (including Benefit Arrangements) by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no Contracts relating to its rights to vote or to dispose of such securities, (E) all the equity securities of each Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except as provided in 12 U.S.C. § 55 or comparable state laws in the case of bank Subsidiaries), and (F) each Subsidiary that is a bank (as defined in the BHC Act) is an “insured bank” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

(2)           Each of its Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified.

(d)           Power. It and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e)           Authority. It has duly authorized, executed and delivered this Agreement. The TRBI Board adopted this Agreement and the plan of merger it contains and adopted resolutions recommending as of the date hereof to TRBI’s shareholders approval of the plan of merger contained in this Agreement and any other matters required to be approved or adopted in order to effect the Merger and other transactions contemplated hereby. Subject only to receipt of the affirmative vote of the holders of a majority of the outstanding shares of TRBI Common Stock to approve the plan of merger contained in this Agreement, this Agreement and the transactions contemplated hereby have been authorized by all necessary respective corporate action. This Agreement is its valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)            Approvals; No Defaults. (1)  No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by it or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Merger, except for (A) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of related waiting periods required by foreign, federal and state banking authorities, including applications and notices under the BHC Act, and the Texas Finance Code (“TFC”) and Texas Administrative Code (“TAC”), (B) filing of notice with, and receipt of approval from, the Texas Department of Insurance under the Texas Insurance Code, (C) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC and state securities authorities, the National Association of Securities Dealers, Inc., applicable securities exchanges and self-regulatory organizations, the Small Business Administration and state insurance authorities, (D) filing of the Proxy Statement with the SEC, (E) receipt of the shareholder approval described in Section 5.03(e), and (F) the filing of the Articles of Merger. It is not aware of any reason why all such necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

(2)           Subject to receipt of the consents and approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in benefit payable or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Subsidiaries or to which it or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, its Constituent Documents or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g)           Financial Reports and Regulatory Filings; Material Adverse Effect. (1)  Its Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, 2004 and 2005, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2002 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, its “Regulatory Filings”) with the SEC as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the financial statements contained in or incorporated by reference into each such Regulatory Filing (including the related notes and schedules) fairly presents or will fairly present its financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Regulatory Filings (including any related notes and schedules thereto) fairly presents or will fairly present, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(2)           Except as disclosed in the Regulatory Filings filed prior to the date hereof, none of it or its Subsidiaries has any obligation or liability (whether known, unknown, mature, contingent or otherwise), that, individually or in the aggregate, would reasonably be expected to constitute or have a Material Adverse Effect on TRBI and, since December 31, 2005, on a consolidated basis it and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(3)           Since December 31, 2005, (A) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

(h)           Litigation. Except as explicitly set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 or its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (without giving effect to any amendment filed after the date of this Agreement), there is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding), nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitration outstanding against it or any of its Subsidiaries.

(i)            Regulatory Matters. Except as explicitly set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 or its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (without giving effect to any amendment filed after the date of this Agreement), (1) neither it nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of its Subsidiaries and (2) it is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Government Authority against it, any of its Subsidiaries or any officer, director or employee thereof.

(j)            Compliance with Laws. Except as explicitly set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 or its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (without giving effect to any amendment filed after the date of this Agreement), it and each of its Subsidiaries:

(1)           conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including (without limitation) applicable consumer privacy, fair lending and anti-discrimination laws, the Bank Secrecy Act, the USA Patriot Act and the Community Reinvestment Act (the “CRA”) (and, with respect to the CRA, currently has a rating of “Satisfactory” or better);

(2)           has all permits, licenses, authorizations, orders and approvals of, and has made on a timely basis all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened;

(3)           has received, since December 31, 2002, no notification or communication from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization; and

(4)           (A) has engaged in any of the practices listed in Office of the Comptroller of the Currency (the “OCC”) Advisory Letter AL 2000-7 as “indications that an institution may be engaging in abusive lending practices” or as practices that “may suggest the potential for fair lending violations”, (B) has engaged in any “predatory” or “abusive” lending practices as described in the Expanded Guidance for Subprime Lending Programs, issued by the OCC, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision on January 31, 2001, or (C) has originated, owned or serviced or currently owns or services any Loan subject to the requirements of Section 226.32 of Title Twelve of the Code of Federal Regulations.

(5)           is in compliance with all applicable listing standards of the NASDAQ.

(k)           Material Contracts; Defaults. (1)  Except for those agreements and other documents filed as exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, neither it nor any of its Subsidiaries is a party to, bound by or subject to any Contract (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K, (B) that restricts the conduct of business by it or any of its Subsidiaries or its or their ability to compete in any line of business, (C) that contains an “exclusivity” clause (that is, obligates TRBI or any of its Subsidiaries to conduct business with another party on an exclusive basis or restricts the ability of TRBI or any of its Subsidiaries to conduct business with any person), (D) with respect to employment of an officer, director or consultant or (E) any Contract between it or any of its Subsidiaries on the one hand, and a TRBI Related Person, on the other, other than any Loan made by TSB to non-executive officer or non-management employee of it or its Subsidiaries in the ordinary course of business consistent with past practice.

(2)           Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(1)           Employee Benefit Plans. (1)  All of its Benefit Arrangements and Employment Agreements are Previously Disclosed. True and complete copies of all Benefit Arrangements and Employment Agreements, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Arrangements, and all amendments thereto, have been made available to BBVA.

(2)           All of its Benefit Arrangements, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, are in compliance with ERISA, the Code and other applicable laws. Each of its Benefit Arrangements which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and it is not aware of any circumstances reasonably likely to result in loss of qualification of any such Pension Plan under Section 401(a) of the Code. Each Benefit Arrangement which is intended to be part of a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code has (A) received an opinion letter from the Internal Revenue Service recognizing its exempt status under Section 501(c)(9) of the Code and (B) filed a timely notice with the Internal Revenue Service pursuant to Section 505(c) of the Code, and it is not aware of circumstances likely to result in the loss of the exempt status of such Benefit Arrangement under Section 501(c)(9) of the Code. There is no pending or, to its knowledge, threatened litigation relating to its

Benefit Arrangements. Neither it nor any of its Subsidiaries has engaged in a transaction with respect to any of its Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither it nor any of its Subsidiaries has incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any liability under Section 4071 of ERISA.

(3)           No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). None of it, any of its Subsidiaries or any of its ERISA Affiliates has contributed to a “multiemployer plan”, within the meaning of Section 3(37) of ERISA, at any time within the last six years. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof. No notices have been required to be sent to participants and beneficiaries or the Pension Benefit Guaranty Corporation under Section 302 or 4011 of ERISA or Section 412 of the Code.

(4)           All contributions required to be made under the terms of any of its Benefit Arrangements have been timely made or have been reflected on its consolidated financial statements included in its Regulatory Filings. None of its Pension Plans or any single-employer plan of any of its ERISA Affiliates has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver. Neither any Pension Plan nor any single-employer plan of any of its ERISA Affiliates has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. It is not reasonably anticipated that required minimum contributions to any Pension Plan under Section 412 of the Code will be increased by application of Section 412(l) of the Code. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code.

(5)           Under each Pension Plan that is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no change in the financial condition of such Pension Plan since the last day of the most recent plan year.

(6)           Neither it nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Arrangement, Employment Agreement or collective bargaining agreement. Either it or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(7)           There has been no amendment to, announcement by it or any of its subsidiaries relating to, or change in employee participation or coverage under, any Benefit Arrangement which would increase the expense of maintaining such Benefit Arrangement above the level of the expense incurred therefor for the most recent fiscal year. Neither its execution of this Agreement, the performance of its obligations hereunder, the consummation of the transactions contemplated hereby, the termination of the employment of any of its employees within a specified time of the Effective Time nor shareholder approval of the transactions covered by this Agreement, will (A) limit its right, in its sole discretion, to administer or amend in any respect or terminate any of its Benefit Arrangements or any related trust, (B) entitle any of its employees or any employees of its Subsidiaries to severance pay or any increase in severance pay, or (C) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Arrangements or Employment Agreements. Without limiting the foregoing, as a result of the consummation of the transactions contemplated hereby (including as a result of the termination of the employment of any of its employees within a specified time of the Effective Time) neither it nor any of its Subsidiaries will be obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(8)           All TRBI Stock Options that have been granted under the TRBI Stock Plans were granted (without giving effect to any amendment thereto) with an exercise price that equaled, at the time of such grants, at least the fair market value of TRBI Common Stock.

(m)          Taxes. (1)  All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to it and its Subsidiaries have been duly, timely and accurately filed, (2) all Taxes shown to be due on the Tax Returns referred to in clause (1) have been paid in full, (3) all Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, and (4) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its U.S. federal income taxes or those of its Subsidiaries. It has made provision in accordance with GAAP, in the financial statements included in the Regulatory Filings filed before the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its Regulatory Filings filed before the date hereof. No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP. Neither it nor any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return. Neither it nor any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(n)           Books and Records; Accounting Controls. (1) Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein; and (2) each of it and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the TRBI Board, that: (A) all transactions are executed in accordance with management’s general or specific authorization; (B) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied with respect to any criteria applicable to such statements and to maintain accountability for assets; (C) access to the assets of it and its Subsidiaries is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(o)           Takeover Laws and Provisions. It has taken all action reasonably required and permitted by law to be taken by it in order to exempt this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of the states of Texas and Delaware, which, to TRBI’s knowledge, are the only such laws to which TRBI is subject (collectively, “Takeover Laws”). It has taken all action reasonably required and permitted by law to be taken by it in order to make this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby comply with, and this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby do comply with, the requirements of any Articles, Sections or provisions of its Constituent Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(p)           Financial Advisors. None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, it has retained Keefe Bruyette & Woods, Inc. as its financial advisor, the full arrangements with which have been disclosed to BBVA prior to the date hereof. As of the date of this Agreement, TRBI has received an opinion of Keefe Bruyette & Woods, Inc., issued to TRBI, to the effect that the Per Share Amount is fair from a financial point of view to holders of TRBI Common Stock.

(q)           Sarbanes-Oxley Act. It is in compliance with the provisions of the Sarbanes-Oxley Act (including, without limitation, Section 404), and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate.

(r)            Labor Matters. Neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining Contract with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries, pending or, to the best of its knowledge, threatened, nor it is aware, as of the date of this Agreement, of any activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organizational activity. The consummation of the Merger and the other transactions contemplated hereby will not entitle any third party (including any labor union or labor organization) to any payment under any Contract relating to labor matters to which TRBI or any of its Subsidiaries is a party.

(s)           Environmental Matters. There are no proceedings, claims, actions, or investigations of any kind, pending or threatened, in any court, agency, or other governmental authority or in any arbitral body, arising under any Environmental Law; there is no reasonable basis for any such proceeding, claim, action or investigation; there are no agreements, orders, judgments or decrees by or with any court, regulatory agency or other governmental authority, imposing liability or obligation under or in respect of any Environmental Law; there are and have been no Materials of Environmental Concern or other conditions at any property (owned, operated, or otherwise used by, or the subject of a security interest on behalf of, it or any of its subsidiaries); and there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities under any Environmental Law.

(t)            Property. It has good, and, in the case of real property, insurable, title to, or, in the case of securities and investments, a “security entitlement” (as defined in the Uniform Commercial Code) in, or in the case of leased property, a valid leasehold interest in, all property (whether real or personal, tangible or intangible, and including securities and investments) and assets purported to be owned or leased by it or any of its Subsidiaries, and such property and assets are not subject to any Liens except mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or similar Liens arising in the ordinary course of business consistent with past practice.

(u)           Interests of Certain Persons. No TRBI Related Person has any material interest in any property (whether real or personal, tangible or intangible) or Contract used in or pertaining to the business of it or any of its Subsidiaries and all transactions between any such person and it or any of its Subsidiaries have been conducted and are being performed on an arm’s length basis.

(v)           Insurance Coverage. It and each of its Subsidiaries maintain adequate insurance coverage for all normal risks incident to the respective businesses of it and each of its Subsidiaries and their respective properties and assets. Such coverage is of a character and amount at least equivalent to that typically carried by persons engaged in similar businesses and subject to the same or similar perils or hazards. It has Previously Disclosed a complete and correct list of each Contract representing such coverage.

(w)          Extensions of Credit. Each loan, revolving credit facility, letter of credit or other extension of credit (including in the form of leases) or commitment to extend credit (collectively, “Extensions of Credit”) made or entered into by it or one of its Subsidiaries is evidenced by promissory notes or other evidences of indebtedness, which, together with all security agreements and guarantees, are valid and legally binding obligations of it or one of its Subsidiaries and, to its knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and are in full force and effect. Neither it nor any of its Subsidiaries is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under any Extension of Credit. Its records adequately reflect the Extensions of Credit under which its or its Subsidiaries’ counterparties are currently in default. It has Previously Disclosed a complete and correct list of all Extensions of Credit that have been classified by it as “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized” or words of similar import.

(x)            Interest Rate Risk Management Instruments. All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements (collectively, “Interest Rate Instruments”), if any, whether entered into for the account of it or for the account of a customer of it or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of any Governmental Authority and with counterparties believed to be financially responsible at the time. All Interest Rate Instruments are valid and legally binding obligations of it or one of its Subsidiaries and, to its knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and are in full force and effect. Neither it nor any of its Subsidiaries, and, to its knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Interest Rate Instrument. It has Previously Disclosed a complete and correct list of all Interest Rate Instruments.

(y)           Trust Business. It and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither it nor its Subsidiaries, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

(z)            Intellectual Property. (1) It has Previously Disclosed all Registered and/or material Intellectual Property owned by it and its Subsidiaries (collectively, the “Scheduled Intellectual Property”). It or its relevant Subsidiary exclusively owns (beneficially, and of record where applicable) all Scheduled

Intellectual Property, free and clear of all encumbrances, exclusive licenses and non-exclusive licenses not granted in the ordinary course of business. The Scheduled Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting TRBI’s use thereof or its rights thereto. It and its Subsidiaries have sufficient rights to use all Intellectual Property used in its business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. It and its Subsidiaries do not and have not in the past five years infringed or otherwise violated the Intellectual Property rights of any third party. Consummation of the transactions contemplated by this Agreement will not terminate or alter the terms pursuant to which it or any of its Subsidiaries is permitted to use any Intellectual Property licensed from third parties and will not create any rights by third parties to use any Intellectual Property owned by BBVA or BBVA’s Subsidiaries.

(2)  It and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by it and its Subsidiaries, and, to TRBI’s knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

(3)  The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by it in connection with its business, and have not materially malfunctioned or failed within the past three years. To TRBI’s knowledge, no person has gained unauthorized access to the IT Assets. It has implemented reasonable backup and disaster recovery technology consistent with industry practices.

(4)  For purposes of this Section 5.03(z), “Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights; and “IT Assets” means TRBI’s and TRBI’s Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

(aa)         Non-Competition/Non-Solicitation. Neither TRBI nor any of its Subsidiaries is a party to or bound by any non-competition or non-solicitation agreement or any other agreement or obligation (1) that limits, purports to limit, or would limit in any respect the manner in which, or the localities in which, any business of TRBI or its affiliates is or could be conducted or the types of business that TRBI or its affiliates conducts or may conduct, (2) that could reasonably be understood to limit or purport to limit in any respect the manner in which, or the localities in which, any business of BBVA or its affiliates is or could be conducted or the types of business that BBVA or its affiliates conducts or may conduct, or (3) that limits, purports to limit or would limit in any way the ability of TRBI and its Subsidiaries to solicit prospective employees or would so limit or purport to limit the ability of BBVA or its affiliates to do so.

                5.02.        Representations and Warranties of BBVA. BBVA hereby represents and warrants to TRBI as follows:

(a)           Organization, Standing and Authority. BBVA is, and as of the date of the Closing each of BBVA and Merger Sub will be, a private-law entity or a corporation, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation.

(b)           Power and Authority. It has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and BBVA has, and as of the date of Closing BBVA and Merger Sub will have, the corporate power and authority to consummate the transactions contemplated hereby. BBVA has duly executed and delivered this Agreement. The relevant corporate bodies of BBVA have approved this Agreement and the plan of merger it contains. No vote of BBVA stockholders is necessary to approve this Agreement or the Merger, and this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action. This Agreement is a valid and legally binding obligation of BBVA, enforceable in accordance with its terms.

(c)           Consents and Approvals. No notices, applications or other filings are required to be made by it or any of its Subsidiaries with, nor are any consents, approvals, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by it or any of its Subsidiaries from, any Governmental Authority or third party in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, except for filings of applications and notices with, receipt of approvals or no objections from, and expiration of related waiting periods required by U.S. federal and state banking authorities and foreign banking authorities, including applications and notices under the BHC Act, the TFC, the TAC and to the Bank of Spain. It is not aware of any reason why all such necessary consents, approvals, permits and other authorizations will not be received in order to permit consummation of the Merger and the transactions contemplated hereby on a timely basis.

(d)           No Defaults. Subject to making the filings and receiving the consents and approvals referred to in Section 5.04(c), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate, conflict with, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations of a party under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) its Constituent Documents or those of its Subsidiaries, (2) any contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of it or any of its Subsidiaries, or by which it or any of its Subsidiaries is bound or affected, or to which it or any of its Subsidiaries or its or their respective businesses, operations, assets or properties is subject or receives benefits or (3) any law, statute, ordinance, rule, regulation, judgment, order, decree, permit or license.

(e)           Ownership of TRBI Common Stock. It has not purchased shares of TRBI Common Stock representing 5% or more of the outstanding shares of TRBI Common Stock.

(f)            Consideration. It has the financial capability and requisite capital resources timely to consummate this transaction and pay the consideration to be paid to the TRBI shareholders pursuant to the terms of this Agreement.

ARTICLE VI

COVENANTS

                6.01.        Reasonable Best Efforts. (a)  Subject to the terms and conditions of this Agreement, BBVA and TRBI will each use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with, and furnish information to, the other party to that end.

(b)           Without limiting the generality of Section 6.01(a), TRBI agrees to use its reasonable best efforts to obtain the consent or approval of all persons party to a Contract with TRBI or any of its Subsidiaries, to the extent such consent or approval is required in order to consummate the Merger or for the Surviving Corporation to receive the benefit of such Contract.

                6.02.        Shareholder Approval. The TRBI Board will submit to its shareholders the plan of merger contained in this Agreement and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, TRBI will take, in accordance with applicable law, applicable NASDAQ National Market System rules, the rules of any other relevant exchange and its Constituent Documents, all action necessary to convene a meeting of its shareholders (including any adjournment or postponement, the “TRBI Meeting”), as promptly as practicable, to consider and vote upon approval of the plan of merger as well as any other such matters. Except as specifically provided in the second succeeding sentence below, the TRBI Board will use all reasonable best efforts to obtain from its shareholders a vote approving the plan of merger contained in this Agreement, including providing an unqualified recommendation that its shareholders vote in favor of the Merger. Unless the Agreement has previously been terminated pursuant to Article VIII, TRBI shall be obligated to hold the TRBI Meeting notwithstanding any Acquisition Proposal or other event or circumstance, and TRBI agrees that it will not submit any Acquisition Proposal to its shareholders for a vote. However, notwithstanding the foregoing or anything herein to the contrary, if the TRBI Board, after consultation with (and based on the advice of) counsel, determines in good faith that, because of the receipt by TRBI of an Acquisition Proposal that the TRBI Board concludes in good faith constitutes a Superior Proposal, it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the plan of merger set forth in this Agreement, then, in submitting the plan of merger to the TRBI Meeting, the TRBI Board may submit the plan of merger to its shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the TRBI Board may communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that the TRBI Board may not take any actions under this sentence until after giving BBVA at least 10 business days to respond to such Acquisition Proposal (and after giving BBVA notice of the latest material terms, conditions and identity of the third party in the Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed by BBVA.

                6.03.        Proxy Statement. (a)  TRBI will prepare a proxy statement for the TRBI Meeting (the “Proxy Statement”) and all related documents. Each party will cooperate, and will cause its Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Proxy Statement and any amendment or supplement thereto, the solicitation of proxies and preparation for the TRBI Meeting, and, provided that BBVA and its Subsidiaries have cooperated in such manner as to permit it to do so,

TRBI agrees to file the Proxy Statement and any amendment or supplement thereto with the SEC within the time required to permit the TRBI Meeting to be held as promptly as reasonably practicable and the Closing to occur in a timely manner. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment to the Proxy Statement prior to filing it with the SEC.

(b)           Each of BBVA and TRBI agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the TRBI Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. BBVA and TRBI each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement.

                6.04.        Press Releases. BBVA and TRBI will consult with each other before issuing any press release, written employee communication or other written shareholder communication with respect to the Merger or this Agreement and will not issue any such communication or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such communication or make such public statement as may be required by applicable law or securities exchange rules, provided, however, that such party shall immediately inform the other party of the issuance of such public communication or the making of such public statement. BBVA and TRBI will cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

                6.05.        Access; Information. (a)  TRBI agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford BBVA, and BBVA’s officers, employees, counsel, accountants and other authorized Representatives, such access during normal business hours to TRBI’s books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as BBVA may reasonably request and TRBI will furnish promptly to BBVA (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as BBVA may reasonably request. BBVA will use its best efforts to exercise such right of access in such manner as to not disrupt the normal business activities of TRBI. Notwithstanding the foregoing, TRBI shall not be required to afford access or disclose information that would cause TRBI to forfeit the right to assert the attorney-client privilege in any pending or threatened proceeding.

(b)           A will hold any information which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement between BBVA and TRBI, dated May 12, 2006 (the “Confidentiality Agreement”).

(c)           No investigation by BBVA of the business and affairs of TRBI, pursuant to this Section 6.05 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to BBVA’s obligation to consummate the transactions contemplated hereby.

                6.06.        Acquisition Proposals. (a)  TRBI will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal, provided that, in the event TRBI receives an unsolicited bona fide Acquisition Proposal, including from an Other Person (as defined below) after the execution of this Agreement, and the TRBI Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal, TRBI may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the TRBI Board concludes in good faith (and based on the advice of counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law; provided further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement (without regard to any modification thereof pursuant hereto). TRBI will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than BBVA (“Other Persons”) with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. TRBI will promptly (within 24 hours) advise BBVA following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep BBVA apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

(b)           Nothing contained in this Agreement shall prevent TRBI or the TRBI Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

                6.07.        Takeover Laws and Provisions. TRBI will not take any action that would cause the transactions contemplated hereby or by the Voting Agreements to be subject to requirements imposed by any Takeover Law and TRBI will take all reasonably necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary and reasonable to do so, to challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. TRBI will not take any action that would cause the transactions contemplated hereby and thereby not to comply with any Takeover Provisions and TRBI will take all necessary steps within its control to make those transactions comply with (or continue to comply with) any Takeover Provisions. BBVA will not purchase shares of TRBI Common Stock representing 5% or more of the outstanding shares of TRBI Common Stock.

                6.08.        Regulatory Applications; Third-Party Consents. (a)  Each of BBVA and TRBI and their respective Subsidiaries will use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities (the “Requisite Regulatory Approvals”) that are required to be effected or obtained by it, and of all other third parties from which it is required to obtain consents (the “Third-Party Consents”), necessary to consummate the transactions contemplated hereby and, and will make all necessary filings in respect of those Requisite Regulatory Approvals and Third-Party Consents for which it is responsible as soon as practicable. Each of BBVA and TRBI will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals and Third-Party Consents. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

(b)           A and TRBI will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated hereby. Each party will cooperate with the other party and will assist the other party as reasonably requested to permit the other party to obtain the Requisite Regulatory Approvals and Third-Party Consents to be obtained by the other party.

6.09.        No Rights Triggered. TRBI shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the Voting Agreements and the consummation of the transactions contemplated hereby and thereby, and any other action or combination of actions, or any other transactions contemplated hereby or thereby, do not and will not result in the grant of any Rights to any person (a) under TRBI’s Constituent Documents or (b) under any material Contract to which TRBI or any of its Subsidiaries is a party except, in each case, as Previously Disclosed or contemplated by this Agreement and the Voting Agreements.

6.10.        Funds. BBVA shall cause Merger Sub to have, at the Effective Time, cash on hand in an aggregate amount sufficient to enable Merger Sub to timely perform its obligations hereunder, including to pay in full (i) an amount equal to the Exchange Fund, and (ii) all fees and expenses payable by Merger Sub in connection with this Agreement and the transactions contemplated hereby.

6.11.        Indemnification. (a)  Following the Effective Time and for a period of six years thereafter, the Surviving Corporation will indemnify, defend and hold harmless the present and former directors, officers and employees of TRBI and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”)  as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or before the Effective Time (including the transactions contemplated hereby), to the full extent as such persons are indemnified or have the right to advancement of expenses pursuant to the Constituent Documents and indemnification agreements, if any, in effect on the date of this Agreement with TRBI and its Subsidiaries.

(b)           For a period of six years following the Effective Time, the Surviving Corporation will use all reasonable best efforts to provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of TRBI or any of their respective Subsidiaries with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by TRBI; provided that (1) in no event shall the Surviving Corporation be required to expend more than 200 percent of the current amount expended by TRBI to maintain or procure such directors’ and officers’ insurance coverage; (2) if the cost thereof exceeds the threshold of subparagraph (1) or if the Surviving Corporation is otherwise unable to maintain or obtain the insurance called for by this Section 6.11(b), the Surviving Corporation will use all reasonable best efforts to obtain as much comparable insurance as is reasonably available at a cost of not more than 200 percent of the current amount expended by TRBI to maintain or procure such directors’ and officers’ insurance coverage;

and (3) officers and directors of TRBI or any Subsidiary may be required to make application and provide customary representations and warranties to the Surviving Corporation ‘s insurance carrier for the purpose of obtaining such insurance.

(c)           Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify the Surviving Corporation; provided that failure so to notify will not affect the obligations of the Surviving Corporation under Section 6.11(a) unless and to the extent that the Surviving Corporation is actually and materially prejudiced as a consequence.

(d)           If the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will assume the obligations set forth in this Section 6.11.

(e)           The provisions of this Section 6.11 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.

6.12.        Employee Matters. (a)  The Surviving Corporation shall provide the employees of TRBI and its Subsidiaries as of the Effective Time (the “Covered Employees”) with employee benefits and compensation plans, programs and arrangements that are substantially similar, in aggregate value, to the employee benefits and compensation plans, programs and arrangements provided by TRBI or its Subsidiaries, as the case may be, to such employees immediately prior to the Effective Time.

(b)           The Surviving Corporation shall (1) provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan), under any employee benefit or compensation plan, program or arrangement (including vacation and sick days) adopted, maintained or contributed to by the Surviving Corporation or any of its Subsidiaries in which Covered Employees are eligible to participate, for all periods of employment with TRBI or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time to the extent credited by TRBI for purposes of a comparable plan in which the applicable Covered Employee participated immediately prior to the Effective Time and (2) cause any pre-existing conditions, limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of the Surviving Corporation or any of its Subsidiaries to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable Covered Employee participated immediately prior to the Effective Time.

(c)           As of the day immediately prior to the Effective Time, TRBI shall terminate or cause to be terminated, to the extent permissible under the provisions thereof and applicable law, the 401(k) Plan and the ESOP.

6.13.        Notification of Certain Matters. BBVA and TRBI will give notice promptly, but in any event within 24 hours, to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

6.14.        Certain Modifications. BBVA and TRBI shall consult with respect to TRBI’s loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and TRBI shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as may be mutually agreed upon. No party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 6.14.

6.15.        Formation of Merger Sub. As soon as practicable following the date of this Agreement, BBVA shall cause Merger Sub to be duly organized as a wholly-owned Subsidiary of BBVA and to become a party to this Agreement by executing and delivering a supplement hereto. Prior to the Closing, BBVA shall cause the Merger Sub Board of Directors and the sole stockholder of Merger Sub to approve the Merger and the consummation of the transactions described in this Agreement, and shall cause the transactions contemplated hereby to be authorized and approved by all necessary corporate action on the part of Merger Sub.

ARTICLE VII

CONDITIONS TO THE MERGER

7.01.        Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of BBVA and TRBI to consummate the Merger is subject to the fulfillment or written waiver by BBVA and TRBI before the Effective Time of each of the following conditions:

(a)           Shareholder Approval. The plan of merger contained in this Agreement shall have been duly approved by the requisite vote of the shareholders of TRBI.

(b)           Regulatory Matters. All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not have imposed a condition on such approvals that would reasonably be expected, after the Effective Time, to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries.

(c)           No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and precludes consummation of the Merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Merger.

7.02.        Conditions to TRBI’s Obligation. TRBI’s obligation to consummate the Merger is also subject to the fulfillment (or written waiver by TRBI) before the Effective Time of each of the following conditions:

(a)           BBVA’s Representations and Warranties. The representations and warranties of BBVA in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and TRBI shall have received a certificate, dated the Closing Date, signed on behalf of BBVA by the Chief Executive Officer or Chief Financial Officer of BBVA to that effect.

(b)           Performance of BBVA’s Obligations. BBVA shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and TRBI shall have received a certificate, dated the Closing Date, signed on behalf of BBVA by the Chief Executive Officer or Chief Financial Officer of BBVA to that effect.

7.03.        Conditions to BBVA’s Obligation. BBVA’s obligation to consummate the Merger is also subject to the fulfillment (or written waiver by BBVA) before the Effective Time of each of the following conditions:

(a)           TRBI’s Representations and Warranties. The representations and warranties of TRBI in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and BBVA shall have received a certificate, dated the Closing Date, signed on behalf of TRBI by the Chief Executive Officer and Chief Financial Officer of TRBI to that effect.

(b)           Performance of TRBI’s Obligations. TRBI shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and BBVA shall have received a certificate, dated the Closing Date, signed on behalf of TRBI by the Chief Executive Officer and Chief Financial Officer of TRBI to that effect.

(c)           Third-Party Consents. TRBI shall have obtained all consents or approvals of all persons, other than those covered in Section 7.01(b), required for or in connection with the execution, delivery and performance of this Agreement, the consummation of the Merger or the other transactions contemplated hereby and such consents or approvals shall be in full force and effect, unless the failure to obtain such consent or approval or the failure of such consent or approval to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries after the Effective Time.

(d)           Voting Agreements. The Voting Agreements shall be in full force and effect.

(e)           Dissenting Shares. The number of Dissenting Shares shall not exceed ten percent (10%) of the total issued and outstanding shares (as of the Effective Time) of TRBI Common Stock.

ARTICLE VIII

TERMINATION

8.01.        Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, by BBVA or TRBI:

(a)           Mutual Agreement. With the mutual agreement of the other party.

(b)           Breach. Upon 60 days’ prior written notice of termination, if there has occurred and is continuing:  (1) a breach by the other party of any representation or warranty contained herein, or (2) a breach by the other party of any of the covenants or agreements in this Agreement; provided that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article VII.

(c)           Adverse Action by TRBI. (1)  By BBVA only, if (A) the TRBI Board submits this Agreement (or the plan of merger contained herein) to its shareholders without a recommendation for approval or with special and materially adverse condition on or qualification of such approval; or (B) the TRBI Board otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.02.

(2)           By BBVA only, if (A) the TRBI Board recommends to its shareholders an Acquisition Proposal other than the Merger; or (B) the TRBI Board negotiates or authorizes the conduct of negotiations (and three business days have elapsed without such negotiations being discontinued) with a third party (it being understood and agreed that “negotiate” shall not be deemed to include the request and receipt of information from, any person that submits an Acquisition Proposal or discussions regarding such information for the sole purpose of ascertaining the terms of such Acquisition Proposal and determining whether the TRBI Board will in fact engage in, or authorize, negotiations) regarding an Acquisition Proposal other than the Merger;

(d)           Stockholder Approval. By BBVA or TRBI, if the required approval of the TRBI shareholders shall not have been obtained upon a vote taken thereon at the TRBI Meeting.

(e)           Delay. If the Effective Time has not occurred by the close of business on March 31, 2007.

(f)            Denial of Regulatory Approval. If the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated hereby is denied by final, nonappealable action of such Governmental Authority.

8.02.        Effect of Termination and Abandonment.   If this Agreement is terminated and the Merger is abandoned, neither party will have any liability or further obligation under this Agreement, except that termination will not relieve a party from liability for any breach by it of this Agreement and except that the first sentence of Section 5.03(o), Section 6.05(b), this Section 8.02, Section 8.03 and Article IX will survive termination of this Agreement.

8.03.        Termination Fee. (a)  As a condition of BBVA and Merger Sub’s willingness, and in order to induce BBVA and Merger Sub, to enter into this Agreement, TRBI hereby agrees to pay to BBVA, and BBVA shall be entitled to payment of a fee of $85 million ($85,000,000) (less any payment made pursuant to the proviso in Section 9.05) if (each of the following being a “Fee Payment Event”) any of the following occur following the date hereof and prior to a Fee Termination Event, as hereafter defined:

(1)           TRBI or any of its Subsidiaries, without having received BBVA’s prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction with any person other than BBVA or any of its Subsidiaries (each an “BBVA Subsidiary”), or the TRBI Board shall have recommended that the shareholders of TRBI approve or accept any Acquisition Transaction with any person other than BBVA or an BBVA Subsidiary;

(2)           Any person other than BBVA or any BBVA Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 25% or more of the outstanding shares of TRBI Common Stock;

(3)           The TRBI Board shall have withdrawn, modified or qualified (or publicly announced its intention to withdraw, modify or qualify) in any manner materially adverse in any respect to BBVA or to adoption of this Agreement its recommendation that the shareholders of TRBI adopt this Agreement in anticipation of engaging in an Acquisition Transaction, or TRBI or any of its Subsidiaries shall have authorized, recommended or proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than BBVA or an BBVA Subsidiary;

(4)           This Agreement is terminated (A) following an Acquisition Proposal or (B) pursuant to Section 8.01(e), in the event TRBI’s failure to comply with any provision of this Agreement has been the primary cause of the failure of the Effective Time to occur on or before such date, or (C) pursuant to Section 8.01(f), in the event TRBI’s failure to comply with any provision of this Agreement has been the primary cause of the denial of any approval referred to in such Section 8.01(f) and, within 18 months after any of the events described in (A), (B) or (C), an event described in Section 8.03(a)(1) or Section 8.03(a)(2) occurs.

(b)           Any payment required to be made under Section 8.03(a) shall be payable within three business days following the Fee Payment Event. In any case such payment shall be made, without setoff, by wire transfer in immediately available funds, to an account specified by BBVA.

(c)           TRBI acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement and are cumulative with, and not intended to limit, other remedies that may be available, and that, without these agreements, BBVA would not enter into this Agreement; accordingly, if TRBI fails promptly to pay any amount due pursuant to this Section 8.03, and, in order to obtain such payment, BBVA commences a suit which results in a judgment against TRBI for the payment set forth in this Section 8.03, TRBI shall reimburse BBVA’s costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on any amount due pursuant to this Section 8.03 from the date such amount becomes payable until the date of such payment at the prime rate published in The Wall Street Journal in effect on the date such payment was required to be made.

(d)           TRBI shall notify BBVA promptly in writing of the occurrence of any Fee Payment Event, it being understood that the giving of such notice by TRBI shall not be a condition to BBVA’s rights pursuant to this Section 8.03.

(e)           For purposes hereof, a “Fee Termination Event” is any one of the following: (1) the Effective Time, or (2) the expiration of eighteen (18) months following termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.01.        Survival. The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Article III, Sections 6.05(b), 6.11 and this Article IX).

9.02.        Waiver; Amendment. Before the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except that, after adoption and approval of this Agreement by the shareholders of TRBI, no amendment or modification which under applicable law requires further approval of such shareholders shall be effective without obtaining such required further approval.

9.03.        Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original.

9.04.        Governing Law; Submission to Jurisdiction; Selection of Forum. THIS AGREEMENT IS GOVERNED BY, AND WILL BE INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN NEW YORK CITY (THE “CHOSEN COURTS”), AND SOLELY IN CONNECTION WITH CLAIMS ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS THAT ARE THE SUBJECT OF THIS AGREEMENT (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND (IV) AGREES THAT

SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 9.06 OF THIS AGREEMENT. EACH PARTY HERETO IRREVOCABLY DESIGNATES C.T. CORPORATION AS ITS AGENT AND ATTORNEY-IN-FACT FOR THE ACCEPTANCE OF SERVICE OF PROCESS AND MAKING AN APPEARANCE ON ITS BEHALF IN ANY SUCH CLAIM OR PROCEEDING AND FOR THE TAKING OF ALL SUCH ACTS AS MAY BE NECESSARY OR APPROPRIATE IN ORDER TO CONFER JURISDICTION OVER IT BEFORE THE CHOSEN COURTS AND EACH PARTY HERETO STIPULATES THAT SUCH CONSENT AND APPOINTMENT IS IRREVOCABLE AND COUPLED WITH AN INTEREST.

9.05.        Expenses. Each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that BBVA and TRBI will each bear and pay one-half of the following expenses:  (a) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the preparation (including copying and printing and distributing) of the Proxy Statement and applications to Governmental Authorities for the approval of the Merger and (b) all fees, including, without limitation, any fees paid for filings with Governmental Authorities; provided, that TRBI shall pay all of BBVA’s expenses so incurred by it if this Agreement is terminated (A) after the shareholders of TRBI shall have voted and failed to adopt this Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of this Agreement or shall have been canceled prior to termination of this Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), a person other than BBVA or an BBVA Subsidiary shall have publicly announced or disclosed its intention to make, an Acquisition Proposal with respect to TRBI or any of its Subsidiaries, (B) pursuant to Section 8.01(e), in the event TRBI’s failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date, or (C) pursuant to Section 8.01(f), in the event TRBI’s failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the denial of any approval referred to in such Section 8.01(f).

9.06.        Notices. All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, facsimile transmitted (with confirmation) or mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to BBVA, to:

Banco Bilbao Vizcaya Argentaria, S.A.

Attention:                                        Gonzalo Toraño, Responsable Expansión Corporativa
(Head of Corporate Expansion)

Pº de la Castellana 81, planta 18

28046 Madrid

Spain

Telephone:                            +34 (91) 537-8049

Facsimile:                               +34 (91) 374-5021

and to:

Banco Bilbao Vizcaya Argentaria, S.A.

Attention:                                                                        Eduardo Arbizu Lostao, Director de los Servicios Jurídicos
                                (General Counsel)

Pº de la Castellana 81, planta 25

28046 Madrid

Spain

Telephone:                            +34 (91) 374-4418

Facsimile:                               +34 (91) 374-4471

BBVA USA

10001 Woodloch Forest Drive, Suite 610,

The Woodlands, Texas 77380

Attention:                               Joaquín Gortari

(Executive Vice President Finance)

Facsimile:                               (832) 813-7731

BBVA USA

10001 Woodloch Forest Drive, Suite 610,

The Woodlands, Texas 77380

Attention:                               Peter Paulsen

(Executive Vice President General Counsel and Secretary)

Facsimile:                               (832) 813-7732

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:                               H. Rodgin Cohen, Esq.

                                                 Donald J. Toumey, Esq.

Facsimile:                                (212) 558-3588

If to TRBI, to:

Texas Regional Bancshares, Inc.

3900 North 10th Street, 11th Floor

McAllen, Texas 78501

Attention:              Glen E. Roney, Chairman of the Board

with a copy to:

Rogers & Whitley, LLP
2210 San Gabriel
Austin, Texas 78705
Attention:              William A. Rogers, Jr., Esq.
Facsimile:               (512) 334-4611

9.07.        Entire Understanding; No Third Party Beneficiaries. This Agreement and the Voting Agreements represent the entire understanding of BBVA and TRBI regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made, other than the Confidentiality Agreement, which will survive the execution and delivery of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement. Except for Section 6.11, which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than BBVA, Merger Sub and TRBI.

9.08.        Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of each other party hereto, except that BBVA and Merger Sub may assign or delegate in their sole discretion any or all of their rights, interests or obligations under this Agreement to any direct or indirect, wholly owned subsidiary of BBVA, but no such assignment shall relieve BBVA of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

9.09.        Waiver of Jury Trial. All of the parties hereto irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

9.10.        Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

9.11.        Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, before the Effective Time, BBVA may revise the structure of the Merger or otherwise revise the method of effecting the Merger and related transactions, in a manner acceptable to TRBI, approval of or consent to which shall not be unreasonably withheld or delayed, provided that (1) such revision does not alter or change the kind or amount of consideration to be delivered to the shareholders of TRBI and the holders of TRBI Stock Options, (2) such revision does not adversely affect the tax consequences to the shareholders of TRBI, (3) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein, and (4) such revision does not otherwise cause any of the conditions set forth in Article VII not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof). This Agreement and any related documents will be appropriately amended in order to reflect any such revised structure or method.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/ Gonzalo Toraño
Gonzalo Toraño
Head of Corporate Expansion
(Responsable de Expansión Corporativa)

TEXAS REGIONAL BANCSHARES, INC.

By:	/s/ G.E. Roney
Glen E. Roney
Chairman of the Board